Exhibit 99.1

NewLink Genetics Stockholders Approve Merger with Lumos Pharma

-	Combined company, Lumos Pharma, Inc., to trade on Nasdaq under the stock symbol “LUMO”

-	Phase 2b trial expected to be initiated mid-2020 evaluating oral therapeutic candidate LUM-201 (ibutamoren) in Pediatric Growth Hormone Deficiency (PGHD)

-	Projected combined cash on March 31, 2020 in excess of $80 million expected to be sufficient to fund company through Phase 2b trial in PGHD data read-out

AUSTIN, TX and AMES, IA, March 18, 2020 – Lumos Pharma, Inc. (Lumos Pharma) and NewLink Genetics Corporation (NewLink Genetics) today announced that by an overwhelming majority, NewLink Genetics’ stockholders have voted to approve the issuance of shares in connection with the merger combining NewLink Genetics with Lumos Pharma. The completion of the merger is expected to be effective in the coming days. The combined company will assume the name, Lumos Pharma, Inc., and will trade on Nasdaq under the stock symbol “LUMO.” The combined company will focus on the development and commercialization of innovative therapeutics for rare and neglected diseases. The combined company plans to initiate a Phase 2b trial in mid-2020 evaluating its lead therapeutic candidate, LUM-201 (ibutamoren), an orally administered small molecule, in PGHD with the potential to address other rare endocrine disorders.

“We are pleased that the NewLink stockholders have voted in favor of this merger, and we are excited about the opportunity ahead for the combined company,” said Rick Hawkins, CEO of Lumos Pharma. “We are on solid financial footing and look forward to the imminent initiation of our Phase 2b trial of LUM-201 in PGHD.  Our team is enthusiastic about the potential for this orally administered therapeutic to disrupt the standard-of-care injectable treatment regimen for PGHD and other indications for which recombinant growth hormone has been approved.”

Prior to the closing of the merger, NewLink plans to execute a 9-for-1 reverse split of shares of common stock, such that every 9 shares of NewLink issued and outstanding would be converted into 1 issued and outstanding share of common stock.  The reverse split is expected to take effect upon opening of trading the day after the close of the merger.  Adjusted for the reverse split, total shares of common stock outstanding for the combined company will be approximately 8.26 million shares.

Upon completion of the merger, the combined company’s Board of Directors will consist of  Rick Hawkins, CEO, Lumos Pharma; Emmett T. Cunningham, Jr., M.D., Ph.D., Senior Managing Director, Blackstone Life Sciences group; Kevin Lalande, Co-founder and Managing Director, Santé Ventures; Lota S. Zoth, Chairman, Zymeworks and former CFO, MedImmune; Thomas A. Raffin, M.D., co-founder and partner, Telegraph Hill Partners and Professor Emeritus, Stanford School of Medicine; and Chad Johnson, General Counsel, Stine Seed Company. A seventh board member will be designated by the combined board following the completion of the merger.

The combined company’s projected cash position in excess of $80 million as of March 31, 2020 is expected to be sufficient to fund the combined company’s operations through data read-out for the Phase 2b trial of LUM-201 in PGHD. This amount excludes any anticipated non-dilutive funds from the monetization of the priority review voucher (“PRV”) issued in conjunction with the December 19, 2019 FDA approval of partnered Ebola virus vaccine V920 (rVSV∆G-ZEBOV-GP), ERVEBO®. The combined company is entitled to 60% of the value of the PRV obtained through sale, transfer or other disposition of the PRV.

NewLink Genetics was advised by Stifel as financial advisor and Cooley LLP as legal counsel. Lumos Pharma was advised by Wilson Sonsini Goodrich & Rosati, P.C. as legal counsel.

ERVEBO® is a registered trademark of Merck Sharp & Dohme Corp.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare and neglected diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and is funded by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, is in late-stage clinical development for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.

Cautionary Note Regarding Forward-Looking Statements

This joint press release contains forward-looking statements of NewLink Genetics Corporation and Lumos Pharma, Inc. (the “Companies”) that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the expected initiation of a Phase 2b clinical trial, the sufficiency of funding for such trial, the potential of an orally administered treatment regimen for PGHD and other indications, designation of another board member, projected cash position and its sufficiency to fund the combined company’s operations through data read-out for the Phase 2b trial of LUM-201 in PGHD; future priority review voucher (PRV) monetization, anticipated funds from monetization of the PRV, milestones or other economic interests, the timing and effect of the 9-for-1 reverse split of common stock; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Companies make due to a number of important factors, risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in "Risk Factors" and elsewhere in NewLink’s definitive proxy statement, as amended and  filed with the SEC on February 13, 2020, NewLink’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Companies’ views as of the date of this press release. The Companies anticipate that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Companies specifically disclaim any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing either of the Company’s views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Director, Investor Relations
NewLink Genetics Corporation
515-598-2555
lmiller@linkp.com

Source: NewLink Genetics Corporation

Lumos Pharma Investor Relations
512-648-3757
ir@lumos-pharma.com

Source: Lumos Pharma, Inc.